FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT:
May 22, 2012	Charles Ponicki
(847) 472-4423

CIB MARINE BANCSHARES ANNOUNCES PLANS TO DEREGISTER COMMON STOCK

WAUKESHA, Wis. – Bank holding company CIB Marine Bancshares, Inc. (OTCQB: CIBH) (PINKSHEETS: CIBH) announced today that its Board of Directors has approved the filing of a Form 15 with the Securities and Exchange Commission (the “SEC”) to voluntarily deregister CIB Marine’s common shares under the Securities and Exchange Act of 1934 (the “Exchange Act”), pursuant to the provisions of the Jumpstart Our Business Startups Act (the “JOBS Act”). CIB Marine intends to file the Form 15 with the SEC on or about May 24, 2012, and expects that it will become effective 90 days after filing.

The JOBS Act, which was signed into law on April 5, 2012, raises the threshold requiring banks and bank holding companies to register with the SEC under the Exchange Act to 2,000 record holders, and also increases the threshold under which banks and bank holding companies are permitted to deregister from the Exchange Act from 300 record shareholders to 1,200 record shareholders. CIB Marine currently has less than 1,200 common stock shareholders of record and, therefore, qualifies for deregistration.

The decision of the Company’s Board of Directors to deregister came after careful consideration of the advantages and disadvantages of being an SEC registered company, including the disproportionately large costs of preparing and filing periodic reports with the SEC; the substantial audit, legal and other costs and expenses associated with such filings; and the additional demands placed on management and Company personnel to comply with reporting requirements. Both management and the Board of Directors expect the transition to be in the best interest of CIB Marine’s shareholders.

“The action taken by the Board today furthers our continuing efforts to reduce costs, improve profitability and increase long term shareholder value,” said Charles J. Ponicki, President & CEO of CIB Marine. “We anticipate significant annual cost savings, which will directly benefit CIB Marine’s earnings and regulatory capital.”

Mr. John Hickey, Chairman of the Board of Directors of CIB Marine, added, “Our shareholders will continue to have access to company performance information on our website, in quarterly letters to our shareholders, and via our publicly available bank regulatory reports. In addition, deregistering our shares will free senior management to dedicate more time and resources to focus on developing customer relationships and continued improvement to bank performance.”

CIB Marine’s stock is currently quoted at the OTCQB market tier on the OTC Market.  While CIB Marine’s deregistration does not disqualify our shares from being quoted at the OTCQB market tier, CIB Marine can provide no assurance that its common shares will continue to be quoted at the OTCQB market tier.

CIB Marine intends to continue to file quarterly financial reports with its banking regulators, be audited annually and issue shareholder letters.

CIB Marine Bancshares, Inc. is the holding company for CIBM Bank, which operates 13 banking offices in Central Illinois, Wisconsin and Indiana. More information on the company is available at www.cibmarine.com.

This statement contains forward-looking information pertaining to financial results that are based on preliminary data and are subject to risks and uncertainties. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2011 (filed March 23, 2012), and in other SEC filings subsequent to December 31, 2011.

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